                                                Filed Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-55904
PROSPECTUS SUPPLEMENT
(To Prospectus Dated March 2, 2001)

                                9,400,000 Shares

                               [LOGO OF DOMINION]

                            Dominion Resources, Inc.

                                  Common Stock

                                 ------------

   All of the shares of common stock being offered are being sold by Dominion. Our common stock is listed and traded on the New York Stock Exchange under the symbol "D." The shares of common stock offered by this prospectus supplement will also be listed on the New York Stock Exchange. The reported last sale price of the common stock on the New York Stock Exchange on March 13, 2002 was $60.60 per share. As of December 31, 2001 we had approximately 264.7 million outstanding shares of common stock.

                                 ------------

   Investing in the common stock involves risks. For a description of these risks, see "Risk Factors" beginning on page S-4.

   The underwriter has agreed to purchase 9,400,000 shares of common stock from Dominion for a purchase price of $59.80 per share. The proceeds to Dominion from the sale of the shares of common stock will be $562,120,000.

   The shares of common stock may be offered by the underwriter from time to time to purchasers directly or through agents, or through brokers in brokerage transactions on the New York Stock Exchange, or to dealers in negotiated transactions or in a combination of such methods of sale, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The underwriter will receive a commission from investors in the amount of $.06 for each share of common stock sold in this offering.

                                 ------------

   The underwriter may also purchase up to an additional 940,000 shares of common stock from us for $59.80 per share within 30 days of the date of this prospectus supplement to cover overallotments, if any.

   Under a separate prospectus supplement, we are concurrently offering 6,000,000 Upper DECSSM Equity Income Securities, excluding any overallotment option. This offering and the Equity Income Securities offering are not contingent upon each other.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 ------------

   The shares of common stock will be ready for delivery on or about March 18, 2002.

                                 ------------

                              Salomon Smith Barney

March 13, 2002

                  SMService mark of Salomon Smith Barney Inc.

                               TABLE OF CONTENTS

     Prospectus Supplement

                                                                            Page
                                                                            ----
Where You Can Find More Information........................................  S-3
Forward Looking Information................................................  S-3
Risk Factors...............................................................  S-4
Dominion...................................................................  S-4
Use of Proceeds............................................................  S-6
Common Stock Price Range and Dividends.....................................  S-7
Capitalization.............................................................  S-8
Underwriting...............................................................  S-9
Legal Matters.............................................................. S-11
Experts.................................................................... S-11

                                                                            Page
                                                                            ----
About This Prospectus......................................................   2
Where You Can Find More Information........................................   2
Dominion...................................................................   3
Use of Proceeds............................................................   4
Ratio of Earnings to Fixed Charges.........................................   4
Description of Debt Securities.............................................   5
Description of Capital Stock...............................................  31
Virginia Stock Corporation Act and the Articles and the Bylaws.............  33
Plan of Distribution.......................................................  36
Legal Opinions.............................................................  37
Experts....................................................................  37

    This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the shares of common stock we are offering and certain other matters relating to us and our financial condition. The second part, the prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to the common stock we are offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. To the extent the description of the common stock in the prospectus supplement differs from the description of common stock in the accompanying prospectus, you should rely on the information in the prospectus supplement.
    You should rely only on the information contained in this document or to which this document refers you. We have not, and the underwriter has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate as of the date of this document. Our business, financial condition, results of operations and prospects may have changed since that date.

WHERE YOU CAN FIND MORE INFORMATION
    We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, and Chicago. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also read and copy these documents at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and later information that we file with the SEC will automatically update or supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act), until such time as all of the securities covered by this prospectus supplement have been sold:

.. Annual Report on Form 10-K for the year ended December 31, 2001; and

.. Current Reports on Form 8-K/A and Form 8-K, filed January 11, 2002 and
  January 29, 2002.

    You may request a copy of these filings, at no cost, by writing or telephoning us at: Corporate Secretary, Dominion, 120 Tredegar Street, Richmond, Virginia 23219, Telephone (804) 819-2000.

FORWARD LOOKING INFORMATION

    We have included certain information in this document which is "forward looking information" as defined by the Private Securities Litigation Reform Act of 1995. Examples include discussions as to our expectations, beliefs, plans, goals, objectives and future financial or other performance or assumptions concerning matters discussed in this document. This information, by its nature, involves estimates, projections, forecasts and uncertainties that could cause actual results or outcomes to differ substantially from those expressed.

    Our business is influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond our ability to control. We have identified a number of these factors in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our most recent Annual Report on Form 10-K, which is incorporated by reference in this prospectus, and we refer you to that report for further information. The factors identified include weather conditions, fluctuations in energy-related commodities prices and the effect these could have on our earnings and the underlying value of our assets, trading counterparty credit risk, capital market conditions, the risks of operating businesses in regulated industries that are in the process of becoming deregulated and completing the divestiture of Dominion Capital, Inc. and CNG

International. Although we strive to mitigate market risk through our risk management activities, changes in commodity prices can have an adverse impact on earnings and asset values.

RISK FACTORS

    Our business is influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond our control. We have identified a number of these factors in our Annual Report on Form 10-K for the year ended December 31, 2001 under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations--Risk Factors and Cautionary Statements That May Affect Future Results," which is specifically incorporated by reference into this prospectus. See "Where You Can Find More Information" on page S-3 in this prospectus supplement.

DOMINION

    Dominion is a fully integrated gas and electric energy holding company headquartered in Richmond, Virginia. As of December 31, 2001, we had approximately $34 billion in assets.

    Our primary operating segments are:

    Dominion Energy--Dominion Energy manages our 22,000 megawatt portfolio of electric power generation assets, our 7,600 miles of gas transmission pipeline and a 959 billion cubic foot natural gas storage network. It also guides our generation growth strategy and our commodity trading, marketing and risk management activities. We currently operate generation facilities in Virginia, West Virginia, Connecticut, North Carolina and Illinois.

    Dominion Delivery--Dominion Delivery manages our local electric and gas distribution systems serving 3.8 million customers, our 6,000 miles of electric transmission lines and our customer service operations. We currently operate transmission and distribution systems in Virginia, West Virginia, North Carolina, Pennsylvania and Ohio. Dominion Delivery also includes our managing equity interest in Dominion Fiber Ventures, LLC, which owns Dominion Telecom with its 14,700 route-mile fiber optic network (including 4,600 route-miles of lit fiber) and related telecommunications and advanced data services located principally in the northeast quadrant of the United States.

    Dominion Exploration & Production--Dominion Exploration & Production manages our onshore and offshore oil and gas exploration and production activities including the properties acquired from our November 2001 acquisition of Louis Dreyfus Natural Gas Corp. With approximately 4.9 trillion cubic feet of proved natural gas equivalent reserves and 450 billion cubic feet of annual production, Dominion Exploration & Production is one of the nation's largest independent oil and gas operators. We operate on the outer continental shelf and deep water areas of the Gulf of Mexico, western Canada, the Appalachian Basin, the Permian Basin, the Mid-Continent Region and other selected regions in the continental United States.

Competitive Strengths

    We believe that we are well positioned in the new energy environment based on our following competitive strengths:

    Size and Scale--Our size and scale give us the critical mass needed to provide the financial strength, flexibility and economies of scale necessary to compete in the new energy marketplace. In addition, our size has provided ready access to capital and improved opportunities for expansion.

    MAIN to Maine Focus--We are concentrating our efforts in the Midwest, Northeast and Mid-Atlantic regions of the United States, which we call the "MAIN to Maine" region. In the power industry, "MAIN" means the Mid-American Interconnected Network, which includes Illinois and portions of Missouri, Wisconsin, Iowa, Minnesota and Michigan. The MAIN to Maine region is home to approximately 40% of the nation's demand for energy. It also has some of the nation's highest energy prices and, as a result, is rapidly moving toward industry deregulation and restructuring.

    Integrated Asset Base--We have the capability to discover and produce gas, store it, sell it or use it to generate power; we can generate electricity to sell to customers in our retail markets or in wholesale transactions. This optionality gives us the ability to produce and sell energy in whatever form we find most useful and economic. We also operate North America's largest natural gas storage system, which gives us the flexibility to provide supply when it is most economically advantageous to do so. As a fully integrated enterprise active in all aspects of the energy supply chain, we have the ability to optimize the value of our energy portfolio to maximize return on invested capital.

    Market Knowledge--We capitalize on our in-depth knowledge of our trading and customer markets. Specifically, our knowledge of the energy trading market allows us to not only manage market risks but also to maximize the value of our energy portfolio. As our industry deregulates, we know that we must remain focused on reliably and efficiently serving our customer base in order to retain existing customers and add new ones.

    Investor Focus--The financial interests of our employees and management are strongly aligned with the interests of our investor base. Employees and management own approximately 15.5 million shares and together would be Dominion's largest shareholder. Incentive programs in the form of stock options further align the interests of our employees with those of our investors.

Focused Growth

    Our growth strategy is focused on the MAIN to Maine region and building on the platform provided by our current asset base.

      Dominion Energy--We currently have 22,000 megawatts of generation capacity and expect this to grow to 26,000 megawatts by 2005. In 2001 we added the 2,000 megawatt Millstone nuclear facility in Connecticut to our portfolio and approximately 650 megawatts of gas-fired peaking generation. We have sited four new generation plants with combined capacity of approximately 2,000 megawatts along the Dominion gas pipelines in Ohio, Pennsylvania and West Virginia. Additional anticipated capacity expansion of 2,000 megawatts is also planned. To support these plans, we have contracted to acquire General Electric turbines sufficient for our generation expansion.

      Dominion Delivery--We expect continued growth in our distribution business as a result of increasing our customer base and improving our operational efficiencies through technological advances and development. We have targeted expansion of Dominion Telecom's fiber optic network by focusing on markets not primarily targeted by the expansion strategies of major telecommunications companies.

      Dominion Exploration & Production--Including our acquisition of Louis Dreyfus, we expect to increase our BCFe production by approximately 25% in 2002 and 15-20% through 2004. We anticipate that this growth will be primarily drill-bit driven from existing resources including our offshore and Gulf Coast exploration program and the development of properties acquired from our acquisition of Louis Dreyfus.

    Because of the changes our industry is undergoing we continue to encounter opportunities for acquisitions of assets and business combinations that would be consistent with our strategic principles. We regularly investigate any opportunities we learn about that may increase shareholder value or build on our existing asset platform. We often participate in bidding and negotiating processes for those transactions. Any acquisitions or combinations of this type will likely require us to access external financing sources or issue additional equity. Additionally, recent capital conditions in our industry have weakened some of our competitors and may require some of our competitors to divest assets, which may increase acquisition opportunities for us.

Principal Subsidiaries

    Dominion's principal legal subsidiaries include Virginia Electric and Power Company (Dominion Virginia Power), a regulated public utility engaged in the generation, transmission, distribution and sale of electric energy in Virginia and northeastern North Carolina, CNG, a producer, transporter, distributor and retail marketer of natural gas serving customers in Pennsylvania, Ohio, West Virginia, New York and various cities in the Northeast and Mid-Atlantic and Dominion Energy, Inc., an independent power and natural gas subsidiary.

    For additional information about our company, see "Where You Can Find More Information" on page S-3.

USE OF PROCEEDS

    We intend to use the net proceeds from the sale of the shares of common stock for general corporate purposes, including the repayment of debt and equity contributions to subsidiaries. The debt may include a portion of our short-term debt, including commercial paper. At February 28, 2002, the weighted average maturity of Dominion's approximately $488 million of outstanding commercial paper was approximately 38.24 days and the weighted average interest rate was 2.18%.

                     COMMON STOCK PRICE RANGE AND DIVIDENDS

    Our common stock is listed on the New York Stock Exchange under the symbol "D." The following table sets forth the range of intra-day high and low sale prices, as reported on the NYSE Composite Tape, and the cash dividends declared on the common stock for the periods indicated:

Price Range                                          High       Low    Dividends
-----------                                        --------- --------- ---------
1999
  First Quarter................................... $47 1/16  $36 7/8    $0.645
  Second Quarter..................................  44 13/16  36 9/16    0.645
  Third Quarter...................................  47 3/16   43         0.645
  Fourth Quarter..................................  49 3/8    39 1/4     0.645
2000
  First Quarter................................... $43 1/8   $34 13/16  $0.645
  Second Quarter..................................  47 1/2    38 1/16    0.645
  Third Quarter...................................  59 13/16  42 13/16   0.645
  Fourth Quarter..................................  67 15/16  50 3/4     0.645
2001
  First Quarter................................... $68.00    $55.31     $0.645
  Second Quarter..................................  69.99     59.47      0.645
  Third Quarter...................................  64.15     55.13      0.645
  Fourth Quarter..................................  62.97     55.30      0.645
2002
  First Quarter (through March 13, 2002).......... $62.56    $57.34     $0.645

    On March 13, 2002, the reported last sale price of the common stock on the NYSE was $60.60 per share.

    Dividends on our common stock are paid as declared by Dominion's board of directors. On February 15, 2002 our board of directors declared a dividend of $0.645 per share payable on March 20, 2002 to shareholders of record on March 1, 2002. Dividends are typically paid on the 20th of March, June, September and December. Dividends can be paid by check or electronic deposit, or may be reinvested.

    As of December 31, 2001, we had approximately 264.7 million shares of common stock outstanding.

                                 CAPITALIZATION

    The table below shows our capitalization on a consolidated basis as of December 31, 2001. The "As Adjusted for Completed or Pending Offerings" column reflects our capitalization after giving effect to our January 22, 2002 issuance of $250,000,000 3.875% Medium Term Notes; the January 30, 2002 offering by Dominion Virginia Power of $650,000,000 of 5 3/8% Senior Notes due 2007; the redemption by Dominion Virginia Power of approximately $200 million of outstanding mortgage bonds on February 8, 2002; and the March 13, 2002 agreement to sell 6,000,000 Equity Income Securities to Salomon Smith Barney Inc. which is expected to settle on March 20, 2002 (the "Completed or Pending Offerings"), and the use of the net proceeds from the Completed or Pending Offerings.

    The "As Fully Adjusted" column reflects our capitalization after giving effect to the Completed or Pending Offerings, this offering of common stock, and the use of the net proceeds from these offerings.

    You should read this table along with our audited financial statements contained in our most recent Annual Report on Form 10-K. See "Where You Can Find More Information" on page S-3.

                                                    December 31, 2001
                                              ------------------------------
                                                       As Adjusted
                                                      for Completed
                                                       or Pending   As Fully
                                              Actual    Offerings   Adjusted
                                              ------- ------------- --------
                                                      (in millions)
Short-term debt/1........................./.. $ 3,213    $ 2,236    $ 1,674
Long-term debt:
 Upper DECS Equity Income Securities and
  other stock purchase units.................     413        713        713
 Other.......................................  11,706     12,406     12,406
                                              -------    -------    -------
 Total.......................................  12,119     13,119     13,119
Obligated mandatorily redeemable preferred
 securities of subsidiary trusts.............   1,132      1,132      1,132
Preferred stock..............................     384        384        384
Total common shareholders' equity............   8,368      8,335/2/   8,897/2/
                                              -------    -------    -------
Total capitalization......................... $25,216    $25,206    $25,206
                                              =======    =======    =======

--------
/1/ Includes securities due within one year.
/2/ Reflects an adjustment of approximately $33 million representing the present value of the contract adjustment payments related to the Equity Income Securities.

UNDERWRITING

    Under the terms and subject to the conditions contained in a purchase agreement dated March 13, 2002, we have agreed to sell to Salomon Smith Barney Inc. (the Underwriter) and the Underwriter has agreed to purchase from us 9,400,000 shares of common stock.

    The purchase agreement provides that the Underwriter is obligated to purchase all the shares of common stock in the offering if any are purchased.

    The Underwriter has agreed to purchase the shares of common stock offered hereby for a purchase price of $59.80 share. The proceeds to Dominion from the sale of the shares of common stock will be $562,120,000.

    We estimate that our out of pocket expenses for this offering will be approximately $200,000.

    The distribution of the shares of common stock by the Underwriter may be effected from time to time to purchasers directly or through agents, or through brokers in brokerage transactions on the New York Stock Exchange, or to dealers in negotiated transactions or in a combination of such methods of sale, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. In connection with the sale of any shares of common stock hereby, the Underwriter may be deemed to have received compensation from Dominion equal to the difference between the amount received by the Underwriter upon the sale of such common stock and the price at which the Underwriter purchased such common stock from Dominion. In addition, if the Underwriter sells common stock to or through certain dealers, such dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Underwriter and/or any purchasers of common stock for whom they may act as agent. The Underwriter will receive a commission from investors in the amount of $.06 for each share of common stock sold in this offering.

    The shares of common stock are being offered by the Underwriter, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of certain legal matters by counsel for the Underwriter and certain other conditions. The Underwriter reserves the right to withdraw, cancel or modify such offer and to reject orders in whole or in part.

    We have agreed to indemnify the Underwriter against liabilities under the Securities Act, or contribute to payments that the Underwriter may be required to make in that respect.

    We have granted an option to the Underwriter to purchase up to an additional 940,000 shares of common stock from us at $59.80 per share. The Underwriter may exercise this option for 30 days from the date of this prospectus supplement solely to cover any overallotments.

    Dominion and our executive officers and directors have agreed, subject to limited exceptions, without the prior written consent of the Underwriter, during the period ending 90 days after the date of this prospectus supplement, not to directly or indirectly:

.. offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or file any registration statement under the Securities Act with respect to any of the above; or

.. enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of common stock, whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

    These restrictions do not apply to:

.. the sale of the shares of common stock or a concurrent sale of Equity Income
  Securities to the Underwriter;

.. the issuance by Dominion of any shares of common stock upon the exercise of an option or warrant, or the conversion of a security outstanding on the date of this prospectus supplement;

.. the creation or re-creation of Dominion's stock purchase units or the issuance of shares of common stock upon early settlement of Dominion's stock purchase units;

.. the issuance by Dominion of shares of common stock, or options to purchase any shares of common stock granted, or the sale by any of our executive officers or directors of common stock received as dividends, in connection with our employee benefit plans, employee share purchase plans, non-employee director stock plans, dividend reinvestment plans and the Dominion Direct Investment plan;

.. the sale or surrender to Dominion by any of our executive officers or directors of any options or shares of common stock underlying options in order to pay the exercise price or taxes associated with the exercise of options;

.. the issuance by us of shares of common stock in connection with acquisitions that close more than 90 days after this offering or any acquisition in which the party receiving the shares of common stock agrees to be bound by such restrictions;

.. transactions by any person other than Dominion relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares of common stock;

.. transfers by any person, other than Dominion, by gift, will or intestacy, or to affiliates or immediate family members, provided that the transferee agrees to be bound by such restriction; or

.. the filing by Dominion of a shelf registration statement from which Dominion will not offer any such securities during the 90-day period.

    Until the distribution of the shares is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriter to bid for and purchase our common stock. If the Underwriter creates a short position in our common stock in connection with the offering (i.e., if it sells more shares of common stock than are set forth on the cover page of this prospectus supplement), the Underwriter may reduce that short position by purchasing common stock in the open market. In general, purchases of a security to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

    Neither we nor the Underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor the Underwriter makes any representation that the Underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

    Salomon Smith Barney Inc. has from time to time provided investment or commercial banking services to us in the past and is likely to do so in the future. It receives customary fees and commissions for these services.

LEGAL MATTERS

    Certain legal matters in connection with the offering of the common shares will be passed upon for Dominion by McGuireWoods LLP, and for the underwriters by Troutman Sanders Mays & Valentine LLP, who also performs certain legal services for us and our affiliates on other matters.

EXPERTS

    The financial statements and the related financial statement schedule incorporated in this prospectus supplement by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2001, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, (which contain an explanatory paragraph that describes a change in the method of accounting used to develop the market-related value of pension plan assets, discussed in Note 3 to the consolidated financial statements, and the adoption of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended, discussed in Note 15 to the consolidated financial statements), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Prospectus



[LOGO OF DOMINION RESOURCES INC.]

DOMINION RESOURCES, INC.
120 Tredegar Street
Richmond, Virginia 23219
(804) 819-2000

                                 $2,000,000,000

                             Senior Debt Securities

                         Junior Subordinated Debentures

 Trust Preferred Securities, Related Guarantee and Agreement as to Expenses and
                                  Liabilities

                                  Common Stock

                                Preferred Stock

                            Stock Purchase Contracts

                              Stock Purchase Units

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated March 2, 2001.

ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a shelf registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $2,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Material United States federal income tax considerations applicable to the offered securities will also be discussed in the applicable prospectus supplement. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION.

WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also read and copy these documents at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities.

.. Annual Report on Form 10-K and Forms 10-K/A for the year ended December 31,
  1999;

.. Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June
  30, 2000 and September 30, 2000;

.. Current Reports on Form 8-K and Forms 8-K/A filed January 3, 2000, February
  1, 2000, March 23, 2000, June 21, 2000, June 22, 2000, July 11, 2000,
  September 11, 2000, October 12, 2000, November 2, 2000, November 16, 2000, November 22, 2000, January 12, 2000, and January 24, 2001; and

.. The description of our common stock contained in Form 8-B (Item 4) dated
  April 29, 1983.

    You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

 Corporate Secretary
 Dominion
 120 Tredegar Street
 Richmond, Virginia 23219
 (804) 819-2000

    You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

DOMINION

    Dominion is a fully integrated gas and electric energy holding company headquartered in Richmond, Virginia. As of December 31, 2000, we had approximately 28.7 billion in assets.

Primary Operating Segments

    Dominion's primary operating segments are:

    Dominion Energy--Dominion Energy manages Dominion's 19,000 megawatt portfolio of electric power generation, its 7,600 miles of gas transmission pipeline and a 959 billion cubic foot natural gas storage network. It also guides Dominion's generation growth strategy and its commodity trading, marketing and risk management activities. Dominion currently operates generation facilities in Virginia, West Virginia, North Carolina and Illinois.

    Dominion Delivery--Dominion Delivery manages Dominion's local electric and gas distribution systems serving 3.8 million customers, its 6,000 miles of electric transmission lines and its customer service operations. Dominion currently operates transmission and distribution systems in Virginia, West Virginia, North Carolina, Pennsylvania and Ohio. Dominion Delivery also includes Dominion Telecom with its 3,620 route-mile fiber optic network and related telecommunications and advanced data services located principally in the northeast quadrant of the United States.

    Dominion Exploration & Production--Dominion Exploration & Production manages Dominion's onshore and offshore oil and gas exploration and production activities. With approximately 2.8 trillion cubic feet of natural gas equivalent reserves and 320 billion cubic feet of annual production, Dominion Exploration & Production is one of the nation's largest independent oil and gas operators. It operates on the outer continental shelf and deep water areas of the Gulf of Mexico, western Canada, the Appalachian Basin and other selected regions in the continental United States.

Principal Legal Subsidiaries

    Dominion's principal legal subsidiaries include Virginia Electric and Power Company (Dominion Virginia Power), a regulated public utility engaged in the generation, transmission, distribution and sale of electric energy in Virginia and northeastern North Carolina, and Consolidated Natural Gas Company, a producer, transporter, distributor and retail marketer of natural gas serving customers in Pennsylvania, Ohio, West Virginia, New York and various cities in the Northeast and Mid-Atlantic. Dominion's other major legal subsidiaries include Dominion Energy, Inc., an independent power and natural gas subsidiary, and Dominion Capital, Inc., a financial services subsidiary.

    Dominion's address and telephone number are 120 Tredegar Street, Richmond, Virginia 23219, telephone (804) 819-2100.

    For additional information about Dominion, see WHERE YOU CAN FIND MORE INFORMATION on page 2.

THE TRUST

    Dominion Resources Capital Trust IV is a statutory business trust newly formed under Delaware law by us, as sponsor for the Trust, and Chase Manhattan Bank USA, National Association, who will serve as trustee in the State of Delaware for the purpose of complying with the provisions of the Delaware Business Trust Act. The trust agreement for the Trust will be amended and restated substantially in the form filed as an exhibit to the registration statement, effective when securities of the Trust are initially issued. The amended trust agreement will be qualified as an indenture under the Trust Indenture Act of 1939.

    The Trust exists for the exclusive purposes of

.. issuing two classes of trust securities, Trust Preferred Securities and trust common securities, which together represent undivided beneficial interests in the assets of the Trust;

.. investing the gross proceeds of the trust securities in our Junior
  Subordinated Debentures;

.. making distributions; and

.. engaging in only those other activities necessary, advisable or incidental to the purposes listed above.

    The Junior Subordinated Debentures will be the sole assets of the Trust, and our payments under the Junior Subordinated Debentures and the Agreement as to Expenses and Liabilities will be the sole revenue of the Trust.

    No separate financial statements of any Trust are included in this prospectus. We consider that these financial statements would not be material to holders of the Trust Preferred Securities because the Trust has no independent operations and the purpose of the Trust is as described above. The Trust is not required to file annual, quarterly or special reports with the SEC.

    The principal place of business of the Trust will be c/o Dominion Resources, Inc., 120 Tredegar Street, Richmond, VA 23219.

USE OF PROCEEDS

    The net proceeds from the sale of the offered securities will be used for financing our $1.3 billion acquisition of the approximately 2,000 megawatt Millstone Nuclear facility in Connecticut, and for other general corporate purposes including financing future acquisitions.

RATIO OF EARNINGS TO FIXED CHARGES

  The ratio of earnings to fixed charges for each of the periods indicated is as follows:

       Nine
      Months   Twelve Months ended Dec.
       ended             31,
     Sept. 30, -----------------------------
     2000(/1/) 1995 1996 1997(/3/) 1998 1999(/2/)
     --------- ---- ---- ----      ---- ----
       1.64    2.55 2.71 1.97      2.36 2.02

    These computations reflect Dominion's consolidated earnings and consolidated fixed charges including proportionate interests in the earnings and fixed charges of certain other companies in which we hold an equity interest. For these ratios, earnings is determined by adding total fixed charges (excluding interest capitalized), income taxes, minority common stockholders equity in net income and amortization of interest capitalized to income from continuing operations after eliminating equity in undistributed earnings and adding back losses of companies in which at least 20% but less than 50% equity is owned by Dominion. For this purpose, total fixed charges consists of (1) interest on all indebtedness and amortization of debt discount and expense, (2) interest capitalized and (3) an interest factor attributable to rentals.

(1)If Dominion had completed the CNG acquisition as of January 1, 2000, the pro forma ratio of earnings to fixed charges for the nine months ended September 30, 2000 would be 1.18x. Net income for the nine months ended September 30, 2000 includes $411 million in restructuring and other acquisition-related costs resulting from the CNG acquisition and a write-down at Dominion Capital, Inc. Dominion is required to divest its financial services business as a result of the acquisition of CNG. Excluding this charge, from the calculation above results in a ratio of earnings to fixed charges for the nine months ended September 30, 2000 of 2.17x.

(2)Net income for the twelve months ended December 31, 1999 includes the one-time after-tax charge of $255 million resulting from the discontinued application by Virginia Power of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation," to its generation operations. Excluding this charge from the calculation above results in a ratio of earnings to fixed charges for the twelve months ended December 31, 1999 of 2.48x.

(3)Net income for the twelve months ended December 31, 1997 includes the one-time charge of $157 million for the windfall profits tax levied by the United Kingdom government. Excluding this charge from the calculation above results in a ratio of earnings to fixed charges for the twelve months ended December 31, 1997 of 2.22x.

DESCRIPTION OF DEBT SECURITIES

    The term Debt Securities includes the Senior Debt Securities and the Junior Subordinated Debentures. We will issue the Senior Debt Securities in one or more series under our Senior Indenture dated as of June 1, 2000 between us and The Chase Manhattan Bank as Trustee, as supplemented from time to time. We will issue the Junior Subordinated Debentures in one or more series under our Junior Subordinated Indenture dated as of December 1, 1997 between us and The Chase Manhattan Bank as Trustee, as supplemented from time to time. The indenture related to the Junior Subordinated Debentures is called the Subordinated Indenture in this prospectus, and together, the Senior Indenture and the Subordinated Indenture are called Indentures. We have summarized selected provisions of the Indentures below. The Senior Indenture and the Subordinated Indenture have been filed as exhibits to the registration statement and you should read the Indentures for provisions that may be important to you. In the summary below, we have included references to section numbers of the

Indentures so that you can easily locate these provisions. Capitalized terms used in the summary have the meanings specified in the Indentures.

General

    The Senior Debt Securities will be our direct, unsecured obligations and will rank equally with all of our other senior and unsubordinated debt. The Junior Subordinated Debentures will be our unsecured obligations and are junior in right of payment to our Senior Indebtedness, as described under the caption ADDITIONAL TERMS OF THE JUNIOR SUBORDINATED DEBENTURES--SUBORDINATION.

    Because we are a holding company that conducts all of our operations through our subsidiaries, our ability to meet our obligations under the Debt Securities is dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to us. Holders of Debt Securities will generally have a junior position to claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders. Dominion Virginia Power has approximately 5.1 million issued and outstanding shares of preferred stock. In addition to trade debt, all of our operating subsidiaries have ongoing corporate debt programs used to finance their business activities. As of December 31, 2000, our subsidiaries had approximately $8.9 billion of outstanding debt.

    Neither of the Indentures limits the amount of Debt Securites that we may issue under it. We may issue Debt Securities from time to time under the Indentures in one or more series by entering into supplemental indentures or by our Board of Directors or duly authorized officers authorizing the issuance. A form of supplemental indenture to each of the Indentures is an exhibit to the registration statement.

    The Indentures do not protect the holders of Debt Securities if we engage in a highly leveraged transaction.

Provisions of a Particular Series

    The Debt Securities of a series need not be issued at the same time, bear interest at the same rate or mature on the same date. Unless otherwise provided in the terms of a series, a series may be reopened, without notice to or consent of any holder of outstanding Debt Securities, for issuances of additional Debt Securities of that series. The prospectus supplement for a particular series of Debt Securities will specify the terms of that series, including, if applicable, some or all of the following:

.. the title and type of the Debt Securities;

.. the total principal amount of the Debt Securities;

.. the portion of the principal payable upon acceleration of maturity, if other than the entire principal;

.. the date or dates on which principal is payable or the method for determining the date or dates, and any right that we have to change the date on which principal is payable;

.. the interest rate or rates, if any, or the method for determining the rate or rates, and the date or dates from which interest will accrue;

.. any interest payment dates and the regular record date for the interest payable on each interest payment date, if any;

.. any payments due if the maturity of the Debt Securities is accelerated;

.. any optional redemption terms, or, with respect to the Senior Debt
  Securities, any repayment terms;

.. any provisions that would obligate us to repurchase or otherwise redeem the Debt Securities, or, with respect to the Senior Debt Securities, any sinking fund provisions;

.. the currency in which payments will be made if other than U.S. dollars, and the manner of determining the equivalent of those amounts in U.S. dollars;

.. if payments may be made, at our election or at the holder's election, in a currency other than that in which the Debt Securities are stated to be payable, then the currency in which those payments may be made, the terms and conditions of the election and the manner of determining those amounts;

.. any index or formula used for determining principal, interest, or premium, if any;

.. the percentage of the principal amount at which the Debt Securities will be issued, if other than 100% of the principal amount;

.. whether the Debt Securities will be issued in fully registered certificated form or book-entry form, represented by certificates deposited with, or on behalf of, a securities depositary and registered in the name of the depositary's nominee (Book-Entry Debt Securities);

.. denominations, if other than $1,000 each or multiples of $1,000;

.. any changes to events of defaults or covenants; and

.. any other terms of the Debt Securities. (Sections 201 & 301 of the Senior
  Indenture & Sections 2.1 & 2.3 of the Subordinated Indenture.)

    The prospectus supplement will also indicate any special tax implications of the Debt Securities and any provisions granting special rights to holders when a specified event occurs.

Conversion or Redemption

    No Debt Security will be subject to conversion, amortization, or redemption, unless otherwise provided in the applicable prospectus supplement. Any provisions relating to the conversion or redemption of Debt Securities will be set forth in the applicable prospectus supplement, including whether conversion is mandatory or at our option. If no redemption date or redemption price is indicated with respect to a Debt Security, we may not redeem the Debt Security prior to its stated maturity. Debt Securities subject to redemption by us will be subject to the following terms:

.. redeemable on and after the applicable redemption dates;

.. redemption dates and redemption prices fixed at the time of sale and set forth on the Debt Security; and

.. redeemable in whole or in part (provided that any remaining principal amount of the Debt Security will be equal to an authorized denomination) at our option at the applicable redemption price, together with interest, payable to the date of redemption, on notice given not more than 60 nor less than 20 days prior to the date of redemption. (Section 1104 of the Senior Indenture & Section 3.2 of the Subordinated Indenture.)

    We will not be required to:

.. issue, register the transfer of, or exchange any Debt Securities of a series during the period beginning 15 days before the date the notice is mailed identifying the Debt Securities of that series that have been selected for redemption; or

.. register the transfer of, or exchange any Debt Security of that series selected for redemption except the unredeemed portion of a Debt Security being partially redeemed. (Section 305 of the Senior Indenture & Section 2.5 of the Subordinated Indenture.)

Payment and Transfer; Paying Agent

    The paying agent will pay the principal of any Debt Securities only if those Debt Securities are surrendered to it. Unless we state otherwise in the applicable prospectus supplement, the paying agent will pay principal, interest and premium, if any, on Debt Securities, subject to such surrender, where applicable, at its office or, at our option:

.. by wire transfer to an account at a banking institution in the United States that is designated in writing to the Trustee prior to the deadline set forth in the applicable prospectus supplement by the person entitled to that payment (which in the case of Book-Entry Debt Securities is the securities depositary or its nominee); or

.. by check mailed to the address of the person entitled to that interest as that address appears in the security register for those Debt Securities. (Sections 307 & 1001 of the Senior Indenture & Section 4.1 of the Subordinated Indenture.)

    Neither we nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Book-Entry Debt Security, or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests. We expect that the securities depositary, upon receipt of any payment of principal, interest or premium, if any, in a Book-Entry Debt Security, will credit immediately the accounts of the related participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in the Book-Entry Debt Security as shown on the records of the securities depositary. We also expect that payments by participants to owners of beneficial interests in a Book-Entry Debt Security will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of the participants.

    Unless we state otherwise in the applicable prospectus supplement, the Trustee will act as paying agent for the Debt Securities, and the principal corporate trust office of the Trustee will be the office through which the paying agent acts. We may, however, change or add paying agents or approve a change in the office through which a paying agent acts. (Section 1002 of the Senior Indenture & Section 4.4 of the Subordinated Indenture.)

    Any money that we have paid to a paying agent for principal or interest on any Debt Securities which remains unclaimed at the end of two years after that principal or interest has become due will be repaid to us at our request. After any repayment, holders should look only to us for those payments. (Section 1003 of the Senior Indenture & Section 12.4 of the Subordinated Indenture.)

    Fully registered securities may be transferred or exchanged at the corporate trust office of the Trustee or at any other office or agency we maintain for those purposes, without the payment of any service charge except for any tax or governmental charge. (Section 1002 of the Senior Indenture &
Section 2.5 of the Subordinated Indenture.)

Global Securities

    We may issue some or all of the Debt Securities as Book-Entry Debt Securities. Book-Entry Debt Securities will be represented by one or more fully registered global certificates. Book-Entry Debt Securities of like tenor and terms up to $400,000,000 aggregate principal amount may be represented by a single global certificate. Each global certificate will be deposited and registered with the securities depositary or its nominee or a custodian for the securities depositary. Unless it is exchanged in whole or in part for Debt Securities in definitive form, a global certificate may generally be transferred only as a whole unless it is being transferred to certain nominees of the depositary. (Section 305 of the Senior Indenture & Section 2.5 of the Subordinated Indenture.)

    Unless otherwise stated in any prospectus supplement, The Depository Trust Company will act as the securities depositary. Beneficial interests in global certificates will be shown on, and transfers of global certificates will be effected only through, records maintained by the securities depositary and its participants. If there are any additional or differing terms of the depositary arrangement with respect to the Book-Entry Debt Securities, we will describe them in the applicable prospectus supplement.

    Holders of beneficial interests in Book-Entry Debt Securities represented by a global certificate are referred to as beneficial owners. Beneficial owners will be limited to institutions having accounts with the securities depositary or its nominee, which are called participants in this discussion, and to persons that hold beneficial interests through participants. When a global certificate representing Book-Entry Debt Securities is issued, the securities depositary will credit on its book-entry, registration and transfer system the principal amounts of Book-Entry Debt Securities the global certificate represents to the accounts of its participants. Ownership of beneficial interests in a global certificate will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by:

.. the securities depositary, with respect to participants' interests; and

.. any participant, with respect to interests the participant holds on behalf of other persons.

    As long as the securities depositary or its nominee is the registered holder of a global certificate representing Book-Entry Debt Securities, that person will be considered the sole owner and holder of the global certificate and the Book-Entry Debt

Securities it represents for all purposes. Except in limited circumstances, beneficial owners:

.. may not have the global certificate or any Book-Entry Debt Securities it represents registered in their names;

.. may not receive or be entitled to receive physical delivery of certificated
  Book-Entry Debt Securities in exchange for the global certificate; and

.. will not be considered the owners or holders of the global certificate or any Book-Entry Debt Securities it represents for any purposes under the Debt Securities or the Indentures. (Section 2.2 of the Subordinated Indenture.)

    We will make all payments of principal, interest and premium, if any, on a Book-Entry Debt Security to the securities depositary or its nominee as the holder of the global certificate. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global certificate.

    Payments participants make to beneficial owners holding interests through those participants will be the responsibility of those participants. The securities depositary may from time to time adopt various policies and procedures governing payments, transfers, exchanges and other matters relating to beneficial interests in a global certificate. None of the following will have any responsibility or liability for any aspect of the securities depositary's or any participant's records relating to beneficial interests in a global certificate representing Book-Entry Debt Securities, for payments made on account of those beneficial interests or for maintaining, supervising or reviewing any records relating to those beneficial interests:

.. Dominion;

.. the Trustee;

.. the Trust (only with respect to the Junior Subordinated Debentures if the Junior Subordinated Debentures are issued to a Trust); or

.. any agent of any of the above.

Covenants

    Under the Indentures we will:

.. pay the principal, interest and premium, if any, on the Debt Securities when due;

.. maintain a place of payment;

.. deliver an officer's certificate to the Trustee at the end of each fiscal year confirming our compliance with our obligations under each of the Indentures; and

.. deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium, if any. (Sections 1001, 1002, 1003 & 1006 of the Senior Indenture & Sections 4.1, 4.2 4.4 & 4.6 of the Subordinated Indenture.)

Consolidation, Merger or Sale

    The Indentures provide that we may consolidate or merge with or into, or sell all or substantially all of our properties and assets to, another corporation or other entity, provided that any successor assumes our obligations under the Indentures and the Debt Securities issued under the Indentures. We must also deliver an opinion of counsel to the Trustee affirming our compliance with all conditions in the applicable Indenture relating to the transaction. When the conditions are satisfied, the successor will succeed to and be substituted for us under the Senior Indenture, and we will be relieved of our obligations under the Senior Indenture and the Debt Securities issued under them. (Sections 801 & 802 of the Senior Indenture & Sections 11.1, 11.2 & 11.3 of the Subordinated Indenture.)

Events of Default

    Event of Default when used in each of the Indentures, will mean any of the following:

.. failure to pay the principal or any premium on any Debt Security when due;

.. with respect to the Senior Debt Securities, failure to deposit any sinking fund payment when due that continues for 60 days;

.. failure to pay any interest on any Debt Securities of that series, when due, that continues for 60 days (or for 30 days in the case of any Junior Subordinated Debentures); provided that, if applicable, for this purpose, the date on which interest is due is the date on which we are required to make payment following any deferral of interest payments by us under the terms of Junior Subordinated Debentures that permit such deferrals;

.. failure to perform any other covenant in the Indentures (other than a covenant expressly included solely for the benefit of other series) that continues for 90 days after the Trustee or the holders of at least 33% of the outstanding Debt Securities (25% in the case of the Junior Subordinated Debentures) of that series give us written notice of the default;

.. certain events in bankruptcy, insolvency or reorganization of Dominion; or

.. any other Event of Default included in the Indentures or any supplemental indenture. (Section 501 of the Senior Indenture & Section 6.1 of the Subordinated Indenture.)

    In the case of a general covenant default described above, the Trustee may extend the grace period. In addition, if holders of a particular series have given a notice of default, then holders of at least the same percentage of Debt Securities of that series, together with the Trustee, may also extend the grace period. The grace period will be automatically extended if we have initiated and are diligently pursuing corrective action.

    An Event of Default for a particular series of Debt Securities does not necessarily constitute an Event of Default for any other series of Debt Securities issued under the Indentures. Additional events of default may be established for a particular series and, if established, will be described in the applicable prospectus supplement.

    If an Event of Default for any series of Debt Securities occurs and continues, the Trustee or the holders of at least 33% (25%, in the case of the Junior Subordinated Debentures) in aggregate principal amount of the Debt Securities of the series may declare the entire principal of all the Debt Securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the Debt Securities of that series can void the trust agreement. (Section 502 of the Senior Indenture & Section 6.1 of the Subordinated Indenture.)

    The Trustee may withhold notice to the holders of Debt Securities of any default (except in the payment of principal or interest) if it considers the withholding of notice to be in the best interests of the holders. Other than its duties in case of a default, a Trustee is not obligated to exercise any of its rights or powers under the Indentures at the request, order or direction of any holders, unless the holders offer the Trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of Debt Securities may direct the time, method and place of conducting any proceeding or any remedy available to the Trustee, or exercising any power conferred upon the Trustee, for any series of Debt Securities. (Sections 512, 601 & 602 of the Senior Indenture & Sections 6.6,
7.1 & 7.2 of the Subordinated Indenture.)

    The holder of any Debt Security will have an absolute and unconditional right to receive payment of the principal, any premium and, within certain limitations, any interest on that Debt Security on its maturity date or redemption date and to enforce those payments. (Section 508 of the Senior Indenture & Section 14.2 of the Subordinated Indenture.)

Satisfaction; Discharge

    We may discharge all our obligations (except those described below) to holders of the Debt Securities issued under the Indentures, which Debt Securities have not already been delivered to the Trustee for cancellation and which either have become due and payable or are by their terms due and payable within one year, or are to be called for redemption within one year, by depositing with the Trustee an amount certified to be sufficient to pay when due the principal, interest and premium, if any, on all outstanding Debt Securities. However, certain of our obligations under the Indentures will survive, including with respect to the following:

.. remaining rights to register the transfer, conversion, substitution or exchange of Debt Securities of the applicable series;

.. rights of holders to receive payments of principal of, and any interest on, the Debt Securities of the applicable series, and other rights, duties and obligations of the holders of Debt Securities with respect to any amounts deposited with the Trustee; and

.. the rights, obligations and immunities of the Trustee under the Indentures.
  (Section 401 of Senior Indenture & Section 12.1 of Subordinated Indenture.)

Modification of Indentures; Waiver

    Under the Indentures our rights and obligations and the rights of the holders may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, is effective against any holder without its consent. (Section 902 of the Senior Indenture & Section 10.2 of the Subordinated Indenture.) In addition, we may supplement the Indentures to create new series of Debt Securities and for certain other purposes, without the consent of any holders of Debt Securities. (Section 901 of the Senior Indenture & Section 10.1 of the Subordinated Indenture.)

    The holders of a majority of the outstanding Debt Securities of all series under the applicable Indenture with respect to which a default has occurred and is continuing may waive a default for all those series, except a default in the payment of principal or interest, or any premium, on any Debt Securities or a default with respect to a covenant or provision which cannot be amended or modified without the consent of the holder of each outstanding Debt Security of the series affected. (Section 513 of the Senior Indenture & Section 6.6 of the Subordinated Indenture.)

    In addition, under certain circumstances, the holders of a majority of the outstanding Junior Subordinated Debentures of any series may waive in advance, for that series, our compliance with certain restrictive provisions of the Subordinated Indenture under which those Junior Subordinated Debentures were issued. (Section 4.7 of the Subordinated Indenture.)

Concerning the Trustee

    The Chase Manhattan Bank is the Subordinated Indenture Trustee and the Trustee under the Senior Indenture. We and certain of our affiliates maintain deposit accounts and banking relationships with The Chase Manhattan Bank. The Chase Manhattan Bank also serves as trustee under other indentures pursuant to which securities of ours and of certain of our affiliates are outstanding. It has purchased, and is likely to purchase in the future, our securities and securities of our affiliates.

    The Trustee will perform only those duties that are specifically set forth in the Indentures unless an event of default under an Indenture occurs and is continuing. The Trustee is under no obligation to exercise any of its powers under the Indentures at the request of any holder of Debt Securities unless that holder offers reasonable indemnity to the Trustee against the costs, expenses and liabilities which it might incur as a result. (Section 601 of the Senior Indenture & Section 7.1 of the Subordinated Indenture.)

    The Trustee administers its corporate trust business at 450 West 33rd Street, New York, New York 10001 (Attention: Institutional Trust Services).

ADDITIONAL TERMS OF SENIOR DEBT SECURITIES

Repayment at the Option of the Holder; Repurchases by Dominion

    We must repay the Senior Debt Securities at the option of the holders prior to the Stated Maturity Date only if specified in the applicable prospectus supplement. Unless otherwise provided in the prospectus supplement, the Senior Debt Securities subject to repayment at the option of the holder will be subject to repayment:

.. on the specified Repayment Dates; and

.. at a repayment price equal to 100% of the unpaid principal amount to be repaid, together with unpaid interest accrued to the Repayment Date. (Section 1302 of the Senior Indenture.)

    For any Senior Debt Security to be repaid, the Trustee must receive, at its office maintained for that purpose in the Borough of Manhattan, New York City not more than 60 nor less than 30 calendar days prior to the date of repayment:

.. in the case of a certificated Senior Debt Security, the certificated Senior
  Debt Security and the form in the Senior Debt Security entitled Option of Holder to Elect Purchase duly completed; or

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

.. in the case of a book-entry Senior Debt Security, instructions to that effect from the beneficial owner to the securities depositary and forwarded by the securities depositary. Exercise of the repayment option by the holder will be irrevocable. (Section 1303 of the Senior Indenture.)

    Only the securities depositary may exercise the repayment option in respect of beneficial interests in the book-entry Senior Debt Securities. Accordingly, beneficial owners that desire repayment in respect of all or any portion of their beneficial interests must instruct the participants through which they own their interests to direct the securities depositary to exercise the repayment option on their behalf. All instructions given to participants from beneficial owners relating to the option to elect repayment will be irrevocable. In addition, at the time the instructions are given, each beneficial owner will cause the participant through which it owns its interest to transfer its interest in the book-entry Senior Debt Securites or the global certificate representing the related book-entry Senior Debt Securities, on the securities depositary's records, to the Trustee. See DESCRIPTION OF DEBT SECURITIES--GLOBAL SECURITIES.

Defeasance

    We will be discharged from our obligations on the Senior Debt Securities of any series at any time if we deposit with the Trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the Senior Debt Securities of the series. If this happens, the holders of the Senior Debt Securities of the series will not be entitled to the benefits of the Senior Indenture except for registration of transfer and exchange of Senior Debt Securities and replacement of lost, stolen or mutilated Senior Debt Securities. (Section 402 of the Senior Indenture.)

    Under federal income tax law as of the date of this prospectus, a discharge may be treated as an exchange of the related Senior Debt Securities. Each holder might be required to recognize gain or loss equal to the difference between the holder's cost or other tax basis for the Senior Debt Securities and the value of the holder's interest in the trust. Holders might be required to include as income a different amount than would be includable without the discharge. We urge prospective investors to consult their own tax advisers as to the consequences of a discharge, including the applicability and effect of tax laws other than the federal income tax law.

ADDITIONAL TERMS OF THE JUNIOR SUBORDINATED DEBENTURES

Additional Covenants Applicable to Junior Subordinated Debentures

    Under the Subordinated Indenture, we will:

.. maintain 100% ownership of any Trust to which the Junior Subordinated
  Debentures have been issued while the Junior Subordinated Debentures remain outstanding; and

.. pay to any Trust to which the Junior Subordinated Debentures have been issued any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States or any other taxing

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

  authority on that Trust, so that the net amounts received and retained by that Trust (after paying any taxes, duties, assessments or other governmental charges) will be not less than the Trust would have received had no such taxes, duties, assessments or other governmental charges been imposed. (Sections 4.8 & 4.9 of the Subordinated Indenture.)

Option to Extend Interest Payment Period

    We can defer interest payments by extending the interest payment period for the number of consecutive extension periods specified in the applicable prospectus supplement (each, an Extension Period). Other details regarding the Extension Period will also be specified in the applicable prospectus supplement. No Extension Period may extend beyond the maturity of the Junior Subordinated Debentures. At the end of the Extension Period(s), we will pay all interest then accrued and unpaid, together with interest compounded quarterly at the rate for the Junior Subordinated Debentures, to the extent permitted by applicable law. (Section 2.10 of the Subordinated Indenture.)

    During any Extension Period, we will not make distributions related to our capital stock, including dividends, redemptions, repurchases, liquidation payments, or guarantee payments. Also we will not make any payments, redeem or repurchase any debt securities of equal or junior rank to the Junior Subordinated Debentures or make any guarantee payments on any such debt securities. We may, however, make the following types of distributions:

.. dividends paid in common stock;

.. dividends in connection with the implementation of a shareholder rights plan;

.. payments to a trust holding securities of the same series under a guarantee;
  or

.. repurchases, redemptions or other acquisitions of shares of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants.

Subordination

    Each series of Junior Subordinated Debentures will be subordinate and junior in right of payment, to the extent set forth in the Subordinated Indenture, to all Senior Indebtedness as defined below. If:

.. we make a payment or distribution of any of our assets to creditors upon our dissolution, winding-up, liquidation or reorganization, whether in bankruptcy, insolvency or otherwise;

.. a default beyond any grace period has occurred and is continuing with respect to the payment of principal, interest or any other monetary amounts due and payable on any Senior Indebtedness; or

.. the maturity of any Senior Indebtedness has been accelerated because of a default on that Senior Indebtedness,

then the holders of Senior Indebtedness generally will have the right to receive payment, in the case of the first instance, of all amounts due or to become due upon that Senior Indebtedness, and, in the case of the second and third instances, of all amounts due on that Senior Indebtedness, or we will make provision for those payments, before the holders of any Junior Subordinated

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

Debentures have the right to receive any payments of principal or interest on their Junior Subordinated Debentures. (Sections 14.1 and 14.9 of the Subordinated Indenture.)

    Senior Indebtedness means, with respect to any series of Junior Subordinated Debentures, the principal, premium, interest and any other payment in respect of any of the following:

.. all of our indebtedness for borrowed or purchased money that is evidenced by notes, debentures, bonds or other written instruments;

.. our obligations for reimbursement under letters of credit, banker's acceptances, security purchase facilities or similar facilities issued for our account;

.. any of our other indebtedness or obligations with respect to commodity contracts, interest rate commodity and currency swap agreements and other similar agreements or arrangements; and

.. all indebtedness of others of the kinds described in the preceding categories which we have assumed or guaranteed.

    Senior Indebtedness will not include our obligations to trade creditors or indebtedness to our subsidiaries. (Section 1.1 of the Subordinated Indenture.)

    Senior Indebtedness will be entitled to the benefits of the subordination provisions in the Subordinated Indenture irrespective of the amendment, modification or waiver of any term of the Senior Indebtedness. We may not amend the Subordinated Indenture to change the subordination of any outstanding Junior Subordinated Debentures without the consent of each holder of Senior Indebtedness that the amendment would adversely affect. (Sections 10.2 & 14.7 of the Subordinated Indenture.)

    The Subordinated Indenture does not limit the amount of Senior Indebtedness that we may issue.

DESCRIPTION OF THE TRUST PREFERRED SECURITIES

    The following is a summary of the principal terms of the Trust Preferred Securities. The form of amended trust agreement is filed as an exhibit to the registration statement of which this prospectus forms a part, or is incorporated by reference. The terms of the Trust Preferred Securities will include those stated in the amended trust agreement and those made part of the amended trust agreement by the Trust Indenture Act.

General

    The Trust will exist until terminated as provided in its amended trust agreement. Except under certain circumstances, we will be entitled to appoint, remove, or replace trustees, who will conduct the business and affairs of the Trust. The trustees of the Trust will consist of:

.. two employees, officers or affiliates of the Company as Administrative
  Trustees;

.. a financial institution unaffiliated with us that will act as property trustee and as indenture trustee for purposes of the Trust Indenture Act, under the terms set forth in a prospectus supplement (the Property Trustee); and

.. one trustee with its principal place of business or who resides in the State of Delaware and who will act under the terms set forth in a prospectus supplement. (Sections 6.1 through 6.5 of the Amended Trust Agreement.)

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

    The amended trust agreement will authorize the Administrative Trustees to issue, on behalf of the Trust, two classes of trust securities, Trust Preferred Securities and trust common securities, each of which will have the terms described in this prospectus and in the prospectus supplement. We will own all of the trust common securities. The trust common securities will rank equally in right of payment, and payments will be made on the trust common securities, proportionately with the Trust Preferred Securities. However, if an event of default occurs and is continuing under the amended trust agreement, the rights of the holders of the trust common securities to payment for distributions and payments upon liquidation, redemption and otherwise, will be subordinated to the rights of the holders of the Trust Preferred Securities. We will acquire, directly or indirectly, trust common securities in a total liquidation amount of approximately 3% of the total capital of the Trust. (Sections 3.6, 5.1, 5.2 and 7.1 of the Amended Trust Agreement.)

    The proceeds from the sale of the Trust Preferred Securities will be used by the Trust to purchase our Junior Subordinated Debentures. These Junior Subordinated Debentures will be held in trust by the Property Trustee for the benefit of the holders of the trust securities. We will guarantee the payments of distributions and payments on redemption or liquidation with respect to the Trust Preferred Securities, but only to the extent the Trust has funds available to make those payments and has not made the payments. See DESCRIPTION OF THE GUARANTEE.

    The assets of the Trust available for distribution to the holders of Trust Preferred Securities will be limited to payments from us under the Junior Subordinated Debentures held by the Trust. If we fail to make a payment on the Junior Subordinated Debentures, the Trust will not have sufficient funds to make related payments, including distributions, on its Trust Preferred Securities.

    The Guarantee, when taken together with our obligations under the Junior Subordinated Debentures, the Subordinated Indenture and the amended trust agreement, will provide a full and unconditional guarantee of amounts due on the Trust Preferred Securities issued by the Trust.

    The Trust Preferred Securities will have the terms, including distributions, redemption, voting, liquidation rights and other preferred, deferred or other special rights or restrictions that will be described in the amended trust agreement or made part of the amended trust agreement by the Trust Indenture Act or the Delaware Business Trust Act. The terms of the Trust Preferred Securities will mirror the terms of the Junior Subordinated Debentures held by the Trust. In other words, the distribution rate and the distribution payment dates and other payment dates for the Trust Preferred Securities will correspond to the interest rate and interest payment dates and other payment dates on the Junior Subordinated Debentures. Holders of Trust Preferred Securities have no preemptive or similar rights. (Section 7.1 of the Amended Trust Agreement.)

Provisions of a Particular Series

    The Trust may issue only one series of Trust Preferred Securities. The applicable prospectus supplement will set forth the principal terms of the Trust Preferred Securities that will be offered, including:

.. the name of the Trust Preferred Securities;

.. the liquidation amount and number of Trust Preferred Securities issued;

.. the annual distribution rate(s) or method of determining such rate(s), the payment date(s) and the record dates used to determine the holders who are to receive distributions;

.. the date from which distributions will be cumulative;

.. the optional redemption provisions, if any, including the prices, time periods and other terms and conditions on which the Trust Preferred Securities will be purchased or redeemed, in whole or in part;

.. the terms and conditions, if any, upon which the Junior Subordinated
  Debentures and the related Guarantee may be distributed to holders of those Trust Preferred Securities;

.. any securities exchange on which the Trust Preferred Securities will be listed;

.. whether the Trust Preferred Securities are to be issued in book-entry form and represented by one or more global certificates, and if so, the depository for those global certificates and the specific terms of the depositary arrangements; and

.. any other relevant rights, preferences, privileges, limitations or restrictions of the Trust Preferred Securities. (Article 7 of the Amended Trust Agreement.)

    The interest rate and interest and other payment dates of each series of Junior Subordinated Debentures issued to a Trust will correspond to the rate at which distributions will be paid and the distribution and other payment dates of the Trust Preferred Securities of the Trust.

Extensions

    We have the right under the Subordinated Indenture to defer payments of interest on the Junior Subordinated Debentures by extending the interest payment period from time to time on the Junior Subordinated Debentures. The Administrative Trustees will give the holders of the Trust Preferred Securities notice of any Extension Period upon their receipt of notice from us. If distributions are deferred, the deferred distributions and accrued interest will be paid to holders of record of the Trust Preferred Securities as they appear on the books and records of the Trust on the record date next following the termination of such deferral period. See ADDITIONAL TERMS OF THE JUNIOR SUBORDINATED DEBENTURES--OPTION TO EXTEND INTEREST PAYMENT PERIOD.

Distributions

    Distributions on the Trust Preferred Securities will be made on the dates payable to the extent that the Trust has funds available for the payment of distributions in the Property Account held by the Property Trustee. The Trust's funds available for distribution to the holders of the trust securities will be limited to payments received from us on the Junior Subordinated Debentures. We have guaranteed the payment of distributions out of monies held by the Trust to the extent set forth under DESCRIPTION OF THE GUARANTEE.

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

    Distributions on the Trust Preferred Securities will be payable to the holders named on the securities register of the Trust at the close of business on the record dates, which, as long as the Trust Preferred Securities remain in book-entry only form, will be one business day prior to the relevant payment dates. Distributions will be paid through the Property Trustee who will hold amounts received in respect of the Junior Subordinated Debentures in the Property Account for the benefit of the holders of the trust securities. In the event that the Trust Preferred Securities do not continue to remain in book-entry only form, the relevant record dates will conform to the rules of any securities exchange on which the Trust Preferred Securities are listed and, if none, the Administrative Trustees will have the right to select relevant record dates, which will be more than 14 days but less than 60 days prior to the relevant payment dates. In the event that any date on which distributions are to be made on the Trust Preferred Securities is not a business day, then payment of the distributions payable on that date will be made on the next succeeding day which is a business day and without any interest or other payment in respect of that delay, except that, if that business day is in the next succeeding calendar year, the payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on the record date. (Section 7.2 of the Amended Trust Agreement.)

Mandatory Redemption of Trust Preferred Securities

    The Trust Preferred Securities have no stated maturity date, but will be redeemed upon the maturity of the Junior Subordinated Debentures or to the extent the Junior Subordinated Debentures are redeemed prior to maturity. The Junior Subordinated Debentures will mature on the date specified in the applicable prospectus supplement and may be redeemed at any time, in whole but not in part, in certain circumstances upon the occurrence of a Tax Event or an Investment Company Event as described under SPECIAL EVENT REDEMPTION.

    Upon the maturity of the Junior Subordinated Debentures, the proceeds of their repayment will simultaneously be applied to redeem all the outstanding trust securities at the Redemption Price. Upon the redemption of the Junior Subordinated Debentures, either at our option or as a result of a Tax Event or an Investment Company Event, the proceeds from the redemption will simultaneously be applied to redeem trust securities having a total liquidation amount equal to the total principal amount of the Junior Subordinated Debentures so redeemed at the redemption price; provided, that holders of trust securities will be given not less than 20 nor more than 60 days' notice of the redemption. In the event that fewer than all of the outstanding trust securities are to be redeemed, the trust securities will be redeemed proportionately. (Section 7.3 of the Amended Trust Agreement.)

Special Event Redemption

    Both a Tax Event and an Investment Company Act Event constitute Special Events for purposes of the redemption provisions described in the preceding paragraph.

    A Tax Event means that the Administrative Trustees have received an opinion of independent tax counsel

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

experienced in those matters to the effect that, as a result of any amendment to, change or announced proposed change in:

.. the laws or regulations of the United States or any of its political subdivisions or taxing authorities, or

.. any official administrative pronouncement, action or judicial decision interpreting or applying those laws or regulations,

.. which amendment or change becomes effective or proposed change, pronouncement, action or decision is announced on or after the date the Trust Preferred Securities are issued and sold, there is more than an insubstantial risk that:

.. the Trust is or within 90 days would be subject to U.S. federal income tax with respect to income accrued or received on the Junior Subordinated Debentures,

.. interest payable to the Trust on the Junior Subordinated Debentures is not or within 90 days would not be deductible, in whole or in part, by us for U.S. federal income tax purposes, or

.. the Trust is or within 90 days would be subject to a material amount of other taxes, duties or other governmental charges.

    An Investment Company Event means that the Administrative Trustees have received an opinion of a nationally recognized independent counsel to the effect that, as a result of an amendment to or change in the Investment Company Act or regulations thereunder on or after the date the Trust Preferred Securities are issued and sold, there is more than an insubstantial risk that the Trust is or will be considered an investment company and be required to be registered under the Investment Company Act. (Section 1.1 of the Amended Trust Agreement.)

Redemption Procedures

    The Trust may not redeem fewer than all the outstanding trust securities unless all accrued and unpaid distributions have been paid on all trust securities for all distribution periods terminating on or before the date of redemption. In the event that fewer than all of the outstanding trust securities are to be redeemed, the trust securities will be redeemed proportionately.

    If the Trust gives a notice of redemption in respect of the trust securities (which notice will be irrevocable), then, by 12:00 noon, New York City time, on the redemption date, and if we have paid to the Property Trustee a sufficient amount of cash in connection with the related redemption or maturity of the Junior Subordinated Debentures, the Property Trustee will irrevocably deposit with the depositary funds sufficient to pay the applicable redemption price and will give the depositary irrevocable instructions and authority to pay the redemption price to the holders of the Trust Preferred Securities, and the paying agent will pay the applicable redemption price to the holders of the trust common securities by check. If notice of redemption has been given and funds deposited as required, then, immediately prior to the close of business on the date of the deposit, distributions will cease to accrue and all rights of holders of Trust Preferred Securities called for redemption will cease, except the right of the holders of the Trust Preferred Securities to receive the redemption price but without interest on the redemption price. In the event that any date fixed for redemption of Trust Preferred Securities is not a business day, then payment of the redemption price payable on that date will be made on the next succeeding day that is a business day, without any interest or other payment in respect of any such delay, except that, if that business day falls in the next calendar year, payment will be made on the immediately preceding business day. In the event that payment of the redemption price in respect of Trust Preferred Securities is improperly withheld or refused and not paid either by the Trust or by us under the Guarantee, distributions on the Trust Preferred Securities will continue to accrue at the then applicable rate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the redemption price.

    Subject to the foregoing and applicable law, including, without limitation, U.S. federal securities laws, we or our subsidiaries may at any time, and from time to time, purchase outstanding Trust Preferred Securities by tender, in the open market or by private agreement. (Section 7.4 of the Amended Trust Agreement.)

Conversion or Exchange Rights

    The terms on which the Trust Preferred Securities are convertible into or exchangeable for common stock or our other securities will be contained in the applicable prospectus supplement. Those terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option, and may include provisions under which the number of shares of common stock or our other securities to be received by the holders of Trust Preferred Securities would be subject to adjustment.

Distribution of the Junior Subordinated Debentures

    We will have the right at any time to dissolve the Trust and, after satisfaction of the liabilities of creditors of the Trust as provided by applicable law, to cause Junior Subordinated Debentures to be distributed to the holders of the Trust Preferred Securities in a total stated principal amount equal to the total stated liquidation amount of the Trust Preferred Securities then outstanding. Prior to any such dissolution, we will obtain any required regulatory approvals. The right to dissolve the trust and distribute the Junior Subordinated Debentures will be conditioned on our receipt of an opinion rendered by an independent tax counsel that the distribution would not result in the recognition of gain or loss for federal income tax purposes by the holders. (Section 8.1 of the Amended Trust Agreement.)

Liquidation Distribution Upon Dissolution

    The amended trust agreement will state that the Trust will be dissolved:

.. upon our bankruptcy;

.. upon the filing of a certificate of dissolution or its equivalent with respect to us;

.. upon the filing of a certificate of cancellation with respect to the Trust after obtaining the consent of at least a majority in liquidation amount of the Trust Preferred Securities, voting together as a single class;

.. 90 days after the revocation of our charter, but only if the charter is not reinstated during that 90-day period;

.. upon the distribution of the related Junior Subordinated Debentures directly to the holders of the trust securities;

.. upon the redemption of all of the trust securities; or

.. upon entry of a court order for the dissolution of us or the Trust. (Section
  8.1 of the Amended Trust Agreement.)

    In the event of a dissolution, after the Trust pays all amounts owed to creditors, the holders of the Trust Preferred Securities will be entitled to receive:

.. cash equal to the total liquidation amount of each Trust Preferred Security specified in an accompanying prospectus supplement, plus accumulated and unpaid distributions to the date of payment, or

.. Junior Subordinated Debentures in a total principal amount equal to the total liquidation amount of the Trust Preferred Securities.

    If the Trust cannot pay the full amount due on its trust securities because insufficient assets are available for payment, then the amounts payable by the Trust on its trust securities will be paid proportionately. However, if an event of default under the related amended trust agreement occurs, the total amounts due on the Trust Preferred Securities will be paid before any distribution on the trust common securities. Under certain circumstances involving the dissolution of the Trust, subject to obtaining any required regulatory approval, Junior Subordinated Debentures will be distributed to the holders of the trust securities in liquidation of the Trust. (Section 8.2 of the Amended Trust Agreement.)

Trust Enforcement Events

    An event of default under the Subordinated Indenture relating to the Junior Subordinated Debentures will be an event of default under the amended trust agreement (a Trust Enforcement Event). See DESCRIPTION OF DEBT SECURITIES-- EVENTS OF DEFAULT.

    In addition, the voluntary or involuntary dissolution, winding up or termination of the Trust is also a Trust Enforcement Event, except in connection with:

.. the distribution of the Junior Subordinated Debentures to holders of the trust securities of the Trust,

.. the redemption of all of the trust securities of the Trust, and

.. mergers, consolidations or amalgamations permitted by the amended trust agreement of the Trust.

    Under the amended trust agreement, the holder of the trust common securities will be deemed to have waived any Trust Enforcement Event with respect to the trust common securities until all Trust Enforcement Events with respect to the Trust Preferred Securities have been cured, waived or otherwise eliminated. Until all Trust Enforcement Events with respect to the Trust Preferred Securities have been so cured, waived, or otherwise eliminated, the Property Trustee will be deemed to be acting solely on behalf of the holders of the Trust Preferred Securities and only the holders of the Trust Preferred Securities will have the right to direct the Property Trustee with respect to certain matters under the amended trust agreement and the Subordinated Indenture. In the event that any Trust Enforcement Event with respect to the Trust Preferred Securities is waived by the holders of the Trust Preferred Securities as provided in the amended trust agreement, under the amended trust agreement the holders of trust common securities have agreed that the waiver also constitutes a waiver of the Trust Enforcement Event with respect to the trust common securities for all purposes under the amended trust agreement without any further act, vote or consent of the holders of trust common securities. (Section 2.6 of the Amended Trust Agreement.)

    We and the Administrative Trustees must file annually with the Property Trustee a certificate evidencing compliance with all the applicable conditions and covenants under the amended trust agreement. (Section 2.4 of the Amended Trust Agreement.)

    Upon the occurrence of a Trust Enforcement Event the Property Trustee, as the sole holder of the Junior Subordinated Debentures, will have the right under the Subordinated Indenture to declare the principal of, interest and premium, if any, on the Junior Subordinated Debentures to be immediately due and payable.

    If a Property Trustee fails to enforce its rights under the amended trust agreement or the Subordinated Indenture to the fullest extent permitted by law and subject to the terms of the amended trust agreement and the Subordinated Indenture, any holder of Trust Preferred Securities may sue us, or seek other remedies, to enforce the Property Trustee's rights under the amended trust agreement or the Subordinated Indenture without first instituting a legal proceeding against the Property Trustee or any other person. If a Trust Enforcement Event occurs and is continuing as a result of our failure to pay principal of or interest or premium, if any, on the Junior Subordinated Debentures when payable, then a holder of the Trust Preferred Securities may directly sue us or seek other remedies, to collect its proportionate share of payments owned. See RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES, THE GUARANTEE AND THE JUNIOR SUBORDINATED DEBENTURES HELD BY THE TRUST.

Removal and Replacement of Trustees

    Only the holders of trust common securities have the right to remove or replace the trustees of the Trust, except that while an event of default in respect of the Junior Subordinated Debentures has occurred or is continuing, the holders of a majority of the Trust Preferred Securities will have this right. The resignation or removal of any trustee and the appointment of a successor trustee will be effective only on the acceptance of appointment by the successor trustee in accordance with the provisions of the amended trust agreement. (Section 6.6 of the Amended Trust Agreement.)

Mergers, Consolidations or Amalgamations of the Trust

    The Trust may not consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other corporation or other body (each, a Merger Event), except as described below. The Trust may, with the consent of a majority of its Administrative Trustees and without the consent of the holders of its trust securities, consolidate, amalgamate, merge with or into, or be replaced by another trust, provided that:

.. the successor entity either

.. assumes all of the obligations of the Trust relating to its trust securities, or

.. substitutes other securities for the trust securities that are substantially similar to the trust securities, so long as the successor securities rank the same as the trust securities for distributions and payments upon liquidation, redemption and otherwise;

.. we acknowledge a trustee of the successor entity who has the same powers and duties as the Property Trustee of the Trust, as the holder of the Junior Subordinated Debentures;

.. the Trust Preferred Securities are listed, or any successor securities will be listed, upon notice of issuance, on the same securities exchange or other organization that the Trust Preferred Securities are then listed;

.. the Merger Event does not cause the Trust Preferred Securities or successor securities to be downgraded by any nationally recognized rating agency;

.. the Merger Event does not adversely affect the rights, preferences and privileges of the holders of the trust securities or successor securities in any material way, other than with respect to any dilution of the holders' interest in the new entity;

.. the successor entity has a purpose identical to that of the Trust;

.. prior to the Merger Event, we have received an opinion of counsel from a nationally recognized law firm stating that

.. the Merger Event does not adversely affect the rights of the holders of the Trust Preferred Securities or any successor securities in any material way, other than with respect to any dilution of the holders' interest in the new entity, and

.. following the Merger Event, neither the Trust nor the successor entity will be required to register as an investment company under the Investment Company Act; and

.. we guarantee the obligations of the successor entity under the successor securities in the same manner as in the Guarantee.

    In addition, unless all of the holders of the Trust Preferred Securities and trust common securities approve otherwise, the Trust will not consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if, in the opinion of a nationally recognized tax counsel experienced in such matters, the transaction would cause the Trust or the successor entity to be classified other than as a grantor trust for U.S. federal income tax purposes. (Section 3.15 of the Amended Trust Agreement.)

Voting Rights; Amendment of Trust Agreement

    The holders of Trust Preferred Securities have no voting rights except as discussed under MERGERS, CONSOLIDATIONS OR AMALGAMATIONS OF THE TRUST and DESCRIPTION OF THE GUARANTEE--AMENDMENTS, and as otherwise required by law and the amended trust agreement.

    The amended trust agreement may be amended if approved by a majority of the Administrative Trustees of the Trust. However, if any proposed amendment provides for, or the Administrative Trustees otherwise propose to effect,

.. any action that would adversely affect the powers, preferences or special rights of the trust securities, whether by way of amendment to the amended trust agreement or otherwise, or

.. the dissolution, winding-up or termination of the Trust other than under the terms of its amended trust agreement,

.. then the holders of the Trust Preferred Securities as a single class will be entitled to vote on the amendment or proposal. In that case, the amendment or proposal will only be effective if approved by at least a majority in liquidation amount of the Trust Preferred Securities affected by the amendment or proposal.

    No amendment may be made to an amended trust agreement if that amendment would:

.. cause the Trust to be characterized as other than a grantor trust for U.S.
  federal income tax purposes;

.. reduce or otherwise adversely affect the powers of the Property Trustee; or

.. cause the Trust to be deemed to be an investment company which is required to be registered under the Investment Company Act. (Section 11.1 of the Amended Trust Agreement.)

    The holders of a majority of the total liquidation amount of the Trust Preferred Securities have the right to:

.. direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee; or

.. direct the exercise of any power conferred upon the Property Trustee under the amended trust agreement, including the right to direct the Property Trustee, as the holder of the Junior Subordinated Debentures, to:

.. exercise the remedies available under the Subordinated Indenture with respect to the Junior Subordinated Debentures,

.. waive any event of default under the Subordinated Indenture that is waivable, or

.. cancel an acceleration of the principal of the Junior Subordinated
  Debentures.

    In addition, before taking any of the foregoing actions, the Property Trustee must obtain an opinion of counsel stating that, as a result of that action, the Trust will continue to be classified as a grantor trust for U.S. federal income tax purposes. (Section 7.5 of the Amended Trust Agreement.)

    As described in the form of amended trust agreement, the Property Trustee may hold a meeting to have holders of Trust Preferred Securities vote on a change or have them approve a change by written consent.

    If a vote by the holders of Trust Preferred Securities is taken or a consent is obtained, any Trust Preferred Securities owned by us or any of our affiliates will, for purposes of the vote or consent, be treated as if they were not outstanding, which will have the following consequences:

.. we and any of our affiliates will not be able to vote on or consent to matters requiring the vote or consent of holders of Trust Preferred Securities; and

.. any Trust Preferred Securities owned by us or any of our affiliates will not be counted in determining whether the required percentage of votes or consents has been obtained. Section 7.5 of the Amended Trust Agreement.)

Information Concerning the Property Trustee

    The Chase Manhattan Bank is the Property Trustee. It is also the Guarantee Trustee, the Subordinated Indenture Trustee and the Senior Indenture Trustee. Dominion and certain of it affiliates maintain deposit accounts and banking relationships with The Chase Manhattan Bank. The Chase Manhattan Bank also serves as trustee under other indentures pursuant to which Dominion securities and securities of certain of its affiliates are outstanding.

    For matters relating to compliance with the Trust Indenture Act, the Property Trustee will have all of the duties and responsibilities of an indenture trustee under the Trust Indenture Act. The Property Trustee, other than during the occurrence and continuance of a Trust Enforcement Event, undertakes to perform only the duties that are specifically described in the amended trust agreement and, upon a Trust Enforcement Event, must use the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers given it by the applicable amended trust agreement at the request of any holder of Trust Preferred Securities unless it is offered reasonable security or indemnity against the costs, expenses and liabilities that it might incur. However, the holders of the Trust Preferred Securities will not be required to offer such an indemnity where the holders, by exercising their voting rights, direct the Property Trustee to take any action following a Trust Enforcement Event. (Section 3.9 of the Amended Trust Agreement.)

Information Concerning the Delaware Trustee

    Chase Manhattan Bank USA, National Association, will serve as trustee of the Trust in the State of Delaware for the purpose of complying with the provisions of the Delaware Business Trust Act. It is an affiliate of The Chase Manhattan Bank which serves as Property Trustee and in the other capacities described above under "Information Concerning the Property Trustee."

Information Concerning the Administrative Trustees

    The Administrative Trustees are authorized and directed to conduct the affairs of and to operate the Trust in a way that:

.. will not cause it to be deemed to be an investment company required to be registered under the Investment Company Act;

.. will cause it to be classified as a grantor trust for U.S. federal income tax purposes; and

.. will cause the Junior Subordinated Debentures it holds to be treated as our indebtedness for U.S. federal income tax purposes.

    We and the Administrative Trustees are authorized to take any action, so long as it is consistent with applicable law or the certificate of trust or amended trust agreement, that we and the Administrative Trustees determine to be necessary or desirable for those purposes. (Section 3.6 of the Amended Trust Agreement.)

DESCRIPTION OF THE GUARANTEE

    We will execute the Guarantee from time to time for the benefit of the holders of the Trust Preferred Securities.

    The Chase Manhattan Bank will act as Guarantee Trustee under the Guarantee. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Trust Preferred Securities.

    The following description of the Guarantee is only a summary. The form of Guarantee is an exhibit to the registration statement.

General

    We will irrevocably and unconditionally agree under the Guarantee to pay the Guarantee Payments that are defined below, to the extent specified in the Guarantee, to the holders of the Trust Preferred Securities, to the extent that the Guarantee Payments are not paid by or on behalf of the Trust. We are required to pay the Guarantee Payments to the extent specified in the Guarantee regardless of any defense, right of set-off or counterclaim that we may have or may assert against any person. (Section 5.1 of the Guarantee.)

    The following payments and distributions on the Trust Preferred Securities of the Trust are Guarantee Payments:

.. any accrued and unpaid distributions required to be paid on the Trust
  Preferred Securities of the Trust, but only to the extent that the Trust has funds legally and immediately available for those distributions;

.. the redemption price for any Trust Preferred Securities that the Trust calls for redemption, including all accrued and unpaid distributions to the redemption date, but only to the extent that the Trust has funds legally and immediately available for the payment; and

.. upon a dissolution, winding-up or termination of the Trust, other than in connection with the distribution of Junior Subordinated Debentures to the holders of Trust Securities of the Trust or the redemption of all the Trust Preferred Securities of the Trust, the lesser of:

.. the sum of the liquidation amount and all accrued and unpaid distributions on the Trust Preferred Securities of the Trust to the payment date, to the extent that the Trust has funds legally and immediately available for the payment; and

.. the amount of assets of the Trust remaining available for distribution to holders of the Trust Preferred Securities of the Trust in liquidation of the Trust. (Section 1.1 of the Guarantee.)

    We may satisfy our obligation to make a Guarantee Payment by making that payment directly to the holders of the related Trust Preferred Securities or by causing the Trust to make the payment to those holders. (Section 5.1 of the Guarantee.)

    The Guarantee will be a full and unconditional guarantee, subject to certain subordination provisions, of the Guarantee Payments with respect to the Trust Preferred Securities from the time of issuance of the Trust Preferred Securities, except that the Guarantee will only apply to the payment of distributions and other payments on the Trust Preferred Securities when the Trust has sufficient funds legally and immediately available to make those distributions or other payments.

    If we do not make the required payments on the Junior Subordinated Debentures that the Property Trustee holds under the Trust, the Trust will not make the related payments on the Trust Preferred Securities.

Subordination

    Our obligations under the Guarantee will be unsecured obligations. Those obligations will rank:

.. subordinate and junior in right of payment to all of our other liabilities, other than obligations or liabilities that rank equal in priority or subordinate by their terms;

.. equal in priority with the Junior Subordinated Debentures that we may issue and similar guarantees; and

.. senior to our preferred and common stock. (Section 6.2 of the Guarantee.)

    We have approximately $825 million in Junior Subordinated Debentures outstanding that will rank equal in priority with the Guarantee. We have common stock outstanding that will rank junior to the Guarantee.

    The Guarantee will be a guarantee of payment and not of collection. This means that the guaranteed party may institute a legal proceeding directly against us, as guarantor, to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity. (Section 5.4 of the Guarantee.)

    The terms of the Trust Preferred Securities will provide that each holder of the Trust Preferred Securities, by accepting those Trust Preferred Securities, agrees to the subordination provisions and other terms of the Guarantee.

Amendments

    We may amend the Guarantee without the consent of any holder of the Trust Preferred Securities to which the Guarantee relates if the amendment does not materially and adversely affect the rights of those holders. We may otherwise amend the Guarantee with the approval of the holders of at least 50% of the outstanding Trust Preferred Securities to which the Guarantee relates. (Section
9.2 of the Guarantee.)

Termination

    The Guarantee will terminate and be of no further effect when:

.. the redemption price of the Trust Preferred Securities to which the Guarantee relates is fully paid;

.. we distribute the related Junior Subordinated Debentures to the holders of those Trust Preferred Securities; or

.. the amounts payable upon liquidation of the related Trust are fully paid.
  (Section 7.1 of the Guarantee.)

    The Guarantee will remain in effect or will be reinstated if at any time any holder of the related Trust Preferred Securities must restore payment of any sums paid to that holder with respect to those Trust Preferred Securities or under the Guarantee.

Material Covenants

    We will covenant that, so long as any Trust Preferred Securities remain outstanding, if there is an event of default under the Guarantee or the amended trust agreement:

.. we will not make distributions related to our debt securities that rank equally with or junior to the Junior Subordinated Debentures, including any payment of interest, principal or premium, or repayments, repurchases or redemptions; and

.. we will not make distributions related to our capital stock, including dividends, redemptions, repurchases, liquidation payments, or guarantee payments. We may, however, make the following types of distributions:

 .dividends paid in common stock;

 .dividends in connection with the implementation of a shareholder rights plan;

 .payments to a trust holding securities of the same series under a guarantee;
  and

 .repurchases, redemptions or other acquisitions of shares of our capital stock in connection with any benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants. (Section 6.1 of the Guarantee.)

    Because we are a holding company that conducts all of our operations through our subsidiaries, our ability to meet our obligations under the Guarantee is dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to us. The Trust, as holder of the Guarantee and the Junior Subordinated Debentures will generally have a junior position to claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders.

Events of Default

    An event of default will occur under the Guarantee if we fail to perform any of our payment obligations under the Guarantee. The holders of a majority of the Trust Preferred Securities of any series may waive any such event of default and its consequences on behalf of all of the holders of the Trust Preferred Securities of that series. (Section 2.6 of the Guarantee.) The Guarantee Trustee is entitled to enforce the Guarantee for the benefit of the holders of the Trust Preferred Securities of a series if an event of default occurs under the related Guarantee. (Section 3.1 of the Guarantee.)

    The holders of a majority of the Trust Preferred Securities to which the Guarantee relates have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee with respect to the Guarantee or to direct the exercise of any trust or power that the Guarantee Trustee holds under the Guarantee. Any holder of the related Trust Preferred Securities may institute a legal proceeding directly against us to enforce that holder's rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee or any other person or entity. (Section 5.4 of the Guarantee.)

Concerning the Guarantee Trustee

    The Chase Manhattan Bank is the Guarantee Trustee. It is also the Property Trustee, the Subordinated Indenture Trustee and the Senior Indenture Trustee. We and certain of our affiliates maintain deposit accounts and banking relationships with The Chase Manhattan Bank. The Chase Manhattan Bank also serves as trustee under other indentures pursuant to which securities of ours and certain of our affiliates are outstanding.

    The Guarantee Trustee will perform only those duties that are specifically set forth in each Guarantee unless an event of default under the Guarantee occurs and is continuing. In case an event of default occurs and is continuing, the Guarantee Trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. (Section
3.1 of the Guarantee.) Subject to those provisions, the Guarantee Trustee is under no obligation to exercise any of its powers under any Guarantee at the request of any holder of the related Trust Preferred Securities unless that holder offers reasonable indemnity to the Guarantee Trustee against the costs, expenses and liabilities which it might incur as a result. (Section 3.2 of the Guarantee.)

Agreement as to Expenses and Liabilities

    We will enter into an Agreement as to Expenses and Liabilities as required under the Trust Agreement. The Agreement as to Expenses and Liabilities will provide that we will, with certain exceptions, irrevocably and unconditionally guarantee the full payment of any indebtedness, expenses or liabilities of the Trust to each person or entity to whom the Trust becomes indebted or liable. The exceptions are the obligations of the Trust to pay to the holders of the trust common securities or other similar interests in the Trust the amounts due to the holders under the terms of the trust common securities or the similar interests.

RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES, THE GUARANTEE AND THE JUNIOR SUBORDINATED DEBENTURES HELD BY THE TRUST

    We will guarantee payments of distributions and redemption and liquidation payments due on the Trust Preferred Securities, to the extent the Trust has funds available for the payments, to the extent described under DESCRIPTION OF THE GUARANTEE. No single document executed by us in connection with the issuance of the Trust Preferred Securities will provide for our full, irrevocable and unconditional guarantee of the Trust Preferred Securities. It is only the combined operation of our obligations under the Guarantee, the amended trust agreement and the Subordinated Indenture that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust's obligations under the Trust Preferred Securities.

    As long as we make payments of interest and other payments when due on the Junior Subordinated Debentures held by the Trust, those payments will be sufficient to cover the payment of distributions and redemption and liquidation payments due on the Trust Preferred Securities issued by the Trust, primarily because:

.. the total principal amount of the Junior Subordinated Debentures will be equal to the sum of the total liquidation amount of the trust securities;
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

.. the interest rate and interest and other payment dates on the Junior
  Subordinated Debentures will match the distribution rate and distribution and other payment dates for the Trust Preferred Securities;

.. we will pay for any and all costs, expenses and liabilities of the Trust except its obligations under its Trust Preferred Securities; and

.. the amended trust agreement will provide that the Trust will not engage in any activity that is not consistent with the limited purposes of the Trust.

    If and to the extent that we do not make payments on the Junior Subordinated Debentures, the Trust will not have funds available to make payments of distributions or other amounts due on its Trust Preferred Securities. In those circumstances, you will not be able to rely upon the Guarantee for payment of these amounts. Instead, you may directly sue us or seek other remedies to collect your proportionate share of payments owed. If you sue us to collect payment, then we will assume your rights as a holder of Trust Preferred Securities under the amended trust agreement to the extent we make a payment to you in any such legal action.

ACCOUNTING TREATMENT

    The Trust will be treated as a subsidiary of ours for financial reporting purposes. Accordingly, our consolidated financial statements will include the accounts of the Trust. The Trust Preferred Securities, along with other trust preferred securities that we guarantee on an equivalent basis, will be presented as a separate line item in our consolidated balance sheets, and appropriate disclosures about the Trust Preferred Securities, the Guarantee and the Junior Subordinated Debentures will be included in the notes to the consolidated financial statements. We will record distributions that the Trust pays on the Trust Preferred Securities as an expense in our consolidated statement of income.

DESCRIPTION OF CAPITAL STOCK

    As of December 31, 2000, our authorized capital stock was 520,000,000 shares. Those shares consisted of: (a) 20,000,000 shares of preferred stock, none of which were outstanding; and (b) 500,000,000 shares of common stock, of which approximately 245,800,000 shares were outstanding as of December 31, 2000. On February 16, 2001 our Board of Directors established the terms of and authorized the issuance of at least 665,000 shares of Series A Preferred Stock in connection with a proposed financing of Dominion Telecom's capital expansion program. No holder of shares of common stock or preferred stock has any preemptive rights.

Common Stock

 Listing

    Our outstanding shares of common stock are listed on the New York Stock Exchange under the symbol "D". Any additional common stock we issue will also be listed on the NYSE.

 Dividends

    Common shareholders may receive dividends when declared by the Board of Directors. Dividends may be paid in cash, stock or other form. In certain cases, common shareholders may not receive dividends until we have satisfied our obligations to any preferred shareholders. Under certain circumstances, the Subordinated Indenture also restricts our ability to pay cash dividends.

 Fully Paid

    All outstanding shares of common stock are fully paid and non-assessable. Any additional common stock we issue will also be fully paid and non-assessable.

 Voting Rights

    Each share of common stock is entitled to one vote in the election of directors and other matters. Common shareholders are not entitled to cumulative voting rights.

 Other Rights

    We will notify common shareholders of any shareholders' meetings according to applicable law. If we liquidate, dissolve or wind up our business, either voluntarily or not, common shareholders will share equally in the assets remaining after we pay our creditors and preferred shareholders.

  Transfer Agents and Registrars

    We, along with Continental Stock Transfer & Trust Company, are transfer agent and registrar. You may contact us at the address listed on page 2 or Continental located in New York, New York.

Preferred Stock

    The following description of the terms of the preferred stock sets forth certain general terms and provisions of our authorized preferred stock. If we issue preferred stock, the specific designations and rights will be described in the prospectus supplement and a description will be filed with the SEC.

    Our Board of Directors can, without approval of shareholders, issue one or more series of preferred stock. The Board can also determine the number of shares of each series and the rights, preferences and limitations of each series including the dividend rights, voting rights, conversion rights, redemption rights and any liquidation preferences of any wholly unissued series of preferred stock, the number of shares constituting each series and the terms and conditions of issue. In some cases, the issuance of preferred stock could delay a change in control of the Company and make it harder to remove present management. Under certain circumstances, preferred stock could also restrict dividend payments to holders of our common stock.

    The preferred stock will, when issued, be fully paid and non-assessable. Unless otherwise specified in the applicable prospectus supplement, the preferred stock will rank on a parity in all respects with any outstanding preferred stock we may have and will have priority over our common stock as to dividends and distributions of assets. Therefore, the rights of any preferred stock that may subsequently be issued may limit the rights of the holders of our common stock and preferred stock.

    The transfer agent, registrar, and dividend disbursement agent for a series of preferred stock will be named in a prospectus supplement. The registrar for shares of preferred stock will send notices to shareholders of any meetings at which holders of the preferred stock have the right to elect directors or to vote on any other matter.

VIRGINIA STOCK CORPORATION ACT AND THE ARTICLES AND THE BYLAWS

General

    We are a Virginia corporation subject to the Virginia Stock Corporation Act (the Virginia Act). Provisions of the Virginia Act, in addition to provisions of our Articles of Incorporation and Bylaws, address corporate governance issues, including the rights of shareholders. Some of these provisions could hinder management changes while others could have an anti-takeover effect. This anti-takeover effect may, in some circumstances, reduce the control premium that might otherwise be reflected in the value of our common stock. If you are buying this stock as part of a short-term investment strategy, this might be especially important to you.

    We have summarized the key provisions below. You should read the actual provisions of our Articles and Bylaws and the Virginia Act that relate to your individual investment strategy.

  Business Combinations

    Our Articles require that any merger, share exchange or sale of substantially all of the assets of the Company be approved by a plurality of the shares represented at a meeting where a quorum is present. Abstentions and broker non-votes have the same effect as a vote against the matter.

    Section 13.1-725 of the Virginia Act contains several provisions relating to transactions with interested shareholders.
Interested shareholders are holders of more than 10% of any class of a corporation's outstanding voting shares. Transactions between a corporation and an interested shareholder are referred to as affiliated transactions. The Virginia Act requires that material affiliated transactions must be approved by at least two-thirds of the shareholders not including the interested shareholder. Affiliated transactions requiring this two-thirds approval include mergers, share exchanges, material dispositions of corporate assets, dissolution or any reclassification of the corporation with its subsidiaries which increases the percentage of voting shares owned by an interested shareholder by more than five percent.

    For three years following the time that a shareholder becomes an interested shareholder, a Virginia corporation cannot engage in an affiliated transaction with the interested shareholder without approval of two-thirds of the disinterested voting shares, and majority approval of disinterested directors. A disinterested director is a director who was a director on the date on which an interested shareholder became an interested shareholder and was recommended for election or elected by a majority of the disinterested directors then on the board. After three years, the approval of the disinterested directors is no longer required.

    The provisions of the Virginia Act relating to affiliated transactions do not apply if a majority of disinterested directors approve the acquisition of shares making a person an interested shareholder.

    The Virginia Act permits corporations to opt out of the affiliated transactions provisions. We have not opted out.

    The Virginia Act also contains provisions regulating certain control share acquisitions, which are transactions causing the voting strength of any person acquiring beneficial ownership of shares of a public corporation in Virginia to meet or exceed certain threshold voting percentages (20%, 331/3%, or 50%). Shares acquired in a control share acquisition have no voting rights unless the voting rights are granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee-director of the corporation. The acquiring person may require that a special meeting of the shareholders be held to consider the grant of voting rights to the shares acquired in the control share acquisition.

    Our Bylaws give us the right to redeem the shares purchased by an acquiring person in a control share acquisition. We can do this if the acquiring person fails to deliver a statement to us listing information required by the Virginia Act or if our shareholders vote not to grant voting rights to the acquiring person.

    The Virginia Act permits corporations to opt out of the control share acquisition provisions. We have not opted out.

Directors' Duties

    The standards of conduct for directors of Virginia corporations are listed in Section 13.1-690 of the Virginia Act. Directors must discharge their duties in accordance with their good faith business judgement of the best interest of the corporation. Directors may rely on the advice or acts of others, including officers, employees, attorneys, accountants and board committees if they have a good faith belief in their competence. Directors' actions are not subject to a reasonableness or prudent person standard. Virginia's federal and state courts have focused on the process involved with directors' decision-making and are generally supportive of directors if they have based their decision on an informed process. These elements of Virginia law could make it more difficult to take over a Virginia corporation than corporations in other states.

Board of Directors

    Members of our Board of Directors serve one-year terms and are elected annually. Directors may be removed from office for cause by the vote of two-thirds of the outstanding shares entitled to vote.

Shareholder Proposals and Director Nominations

    Our shareholders can submit shareholder proposals and nominate candidates for the Board of Directors if the shareholders follow advance notice procedures described in our Bylaws.

    To nominate directors, shareholders must submit a written notice to our corporate secretary at least 60 days before a scheduled meeting. The notice must include the name and address of the shareholder and of the nominee, a description of any arrangements between the shareholder and the nominee, information about the nominee required by the SEC, the written consent of the nominee to serve as a director and other information.

    Shareholder proposals must be submitted to our corporate secretary at least 90 days before the first anniversary of the date of our last annual meeting. The notice must include a description of the proposal, the reasons for presenting the proposal at the annual meeting, the text of any resolutions to be presented, the shareholder's name and address and number of shares held and any material interest of the shareholder in the proposal.

    Director nominations and shareholder proposals that are late or that do not include all required information may be rejected. This could prevent shareholders from bringing certain matters before an annual or special meeting, including making nominations for directors.

Meetings of Shareholders

    Under our Bylaws, meetings of the shareholders may be called only by the chairman of the board, the president or a majority of the Board of Directors. This provision could have the effect of delaying until the next annual shareholders' meeting shareholder actions which are favored by the holders of a majority of our outstanding voting securities, because such person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a shareholder, such as electing new directors or approving a merger, only at a duly called shareholders' meeting.

Amendment of Articles

    Generally, our Articles may be amended by a plurality of the shares represented at a meeting where a quorum is present. Some provisions of the Articles, however, may only be amended or repealed by a vote of at least two-thirds of the outstanding shares entitled to vote.

Indemnification

    We indemnify our officers and directors to the fullest extent permitted under Virginia law against all liabilities incurred in connection with their service to us.

Limitation of Liability

    Our Articles provide that our directors and officers will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors or officers, unless they violated their duty of loyalty to us or our shareholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors or officers. This provision applies only to claims against directors or officers arising out of their role as directors or officers and not in any other capacity. Directors and officers remain liable for violations of the federal securities laws and we retain the right to pursue legal remedies other than monetary damages, such as an injunction or rescission for breach of the officer's or director's duty of care.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

    We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of common stock at a future date or dates, which we refer to in this prospectus as stock purchase contracts. The price per share of common stock and the number of shares of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and beneficial interests in debt securities, trust preferred securities, preferred stock or debt obligations of third parties, including U.S. treasury securities, securing the holders' obligations to purchase the common stock under the stock purchase contracts, which we refer to in this prospectus as stock purchase units. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and these payments may be unsecured or refunded on some basis. The stock purchase contracts may require holders to secure their obligations under those contracts in a specified manner.

    The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units, including, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units.

    We currently have 8,250,000 stock purchase units outstanding. These stock purchase units trade on the NYSE under the symbol "DCP." They obligate holders to purchase up to 8,088,300 shares of our common stock from us by November 16, 2004.

PLAN OF DISTRIBUTION

    We may sell the offered securities (a) through agents; (b) through underwriters or dealers; or (c) directly to one or more purchasers.

By Agents

    Offered securities may be sold through agents that we designate. The agents agree to use their reasonable best efforts to solicit purchases for the period of their appointment.

By Underwriters

    If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Direct Sales

    We may also sell offered securities directly. This may include sales of our common stock to holders of our stock purchase units. In this case, no underwriters or agents would be involved.

General Information

    Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933 (the Act), and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Act. Any underwriters or agents will be identified and their compensation described in a prospectus supplement.

    We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

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    Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

LEGAL OPINIONS

    McGuireWoods LLP, counsel to the Company, will issue an opinion about the legality of the offered securities for us. As of December 31, 2000, partners of McGuireWoods LLP own less than one half of one percent of our common stock. Certain matters relating to the formation of the Trust and the issuance of the Trust Preferred Securities under Delaware law and the Trust Agreements will be passed upon by Richards, Layton & Finger, special Delaware counsel to the Trusts and the Company. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

    The financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The audited historical consolidated financial statements of CNG incorporated by reference in Dominion's Form 8-K filed with the SEC on February 1, 2000, incorporated by reference in this prospectus, have been so incorporated in reliance of the report of PricewaterhouseCoopers LLP, independent accountants, given the authority of said firm as experts in auditing and accounting.

                                       37
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                                9,400,000 Shares

                            Dominion Resources, Inc.

                                  Common Stock


                       [LOGO OF DOMINION RESOURCES INC.]
                                   --------

                             PROSPECTUS SUPPLEMENT

                                 March 13, 2002

                                   --------

                              Salomon Smith Barney

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